The Stanley Works 401(k) Savings Plan

                         Audited Financial Statements
                          and Supplemental Schedules


                    Years ended December 31, 1994 and 1993





                                   Contents

Report of Independent Auditors                                              1

Audited Financial Statements

Statement of Financial Condition at December 31, 1994                       2
Statement of Financial Condition at December 31, 1993                       3
Statement of Income and Changes in Plan Equity for the
   Year Ended December 31, 1994                                             4
Statement of Income and Changes in Plan Equity for the
   Year Ended December 31, 1993                                             5
Notes to Financial Statements                                               6


Supplemental Schedules

Assets Held for Investment                                                 12
Transactions or Series of Transactions in Excess of
   5% of the Current Value of Plan Assets                                  13

                        Report of Independent Auditors


Pension Committee of The Board of Directors
The Stanley Works

We have audited the accompanying statements of financial condition of The Stanley Works 401(k) Savings Plan as of December 31, 1994 and 1993, and the related statements of income and changes in plan equity for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan at December 31, 1994 and 1993, and its income and changes in plan equity for the years then ended, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment as of December 31, 1994, and transactions or series of transactions in excess of 5% of the current value of plan assets for the year then ended, are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, and are not a required part of the financial statements. The supplemental schedules have been subjected to the auditing procedures applied in our audit of the 1994 financial statements and, in our opinion, are fairly stated in all material respects in relation to the 1994 financial statements taken as a whole.


                                                ERNST & YOUNG LLP

Hartford, Connecticut
March 16, 1995

                     The Stanley Works 401(k) Savings Plan

                        Statement of Financial Condition
                               December 31, 1994
                                            Stanley                       Unallocated
                                             Stock           Loan           Stanley
                                             Fund            Fund         Stock Fund         Total
Assets
Investments, at current market value:
      The Stanley Works
         Common Stock:
            4,477,105 shares (cost
               $123,673,967)             $160,056,504                                    $160,056,504
            6,200,196 shares (cost
               $221,522,506)                                             $221,657,007     221,657,007
      Short-term investments                4,282,565                           1,386       4,283,951
                                          164,339,069                     221,658,393     385,997,462
Dividends and interest receivable           1,573,695                       2,192,646       3,766,341
Loans to participants                                      $8,863,783                       8,863,783
                                         $165,912,764      $8,863,783    $223,851,039    $398,627,586
Liabilities and plan equity
Liabilities:
   Due to Retirement Plan for
      Salaried Employees of The
      Stanley works                          $159,553                                        $159,553
   Debt                                                                  $253,018,883     253,018,883
   Deferred employer contributions            822,907                                         822,907
   Plan forfeitures                           150,082                                         150,082
                                            1,132,542                     253,018,883     254,151,425
Plan equity/(deficit)                     164,780,222      $8,863,783     (29,167,844)    144,476,161
                                         $165,912,764      $8,863,783    $223,851,039    $398,627,586


See accompanying notes.

                     The Stanley Works 401(k) Savings Plan

                        Statement of Financial Condition
                               December 31, 1993
                                            Stanley                       Unallocated
                                             Stock           Loan           Stanley
                                             Fund            Fund         Stock Fund         Total
Assets
Investments, at current market value:
      The Stanley Works
         Common Stock:
            3,165,104 shares (cost
               $77,647,302)              $140,847,128                                    $140,847,128
            5,044,086 shares (cost
               $181,564,822)                                             $224,461,827     224,461,827
      Short-term investments                1,021,005                           7,683       1,028,688
                                          141,868,133                     224,469,510     366,337,643
Dividends and interest receivable           1,073,558                       1,724,163       2,797,721
Loans to participants                                      $5,500,195                       5,500,195
Due from Savings Plan for Hourly
   Paid Employees of The Stanley
   Works                                      157,530                                         157,530
                                         $143,099,221      $5,500,195    $226,193,673    $374,793,089
Liabilities and plan equity
Liabilities:
   Due to Retirement Plan for
      Salaried Employees of The
      Stanley works                          $163,434                                        $163,434
   Debt                                                                  $199,879,591     199,879,591
   Deferred employer contributions          1,088,466                                       1,088,466
   Plan forfeitures                           206,022                                         206,022
                                            1,457,922                     199,879,591     201,337,513
Plan equity                               141,641,299      $5,500,195      26,314,082     173,455,576
                                         $143,099,221      $5,500,195    $226,193,673    $374,793,089



See accompanying notes.

                     The Stanley Works 401(k) Savings Plan

                 Statement of Income and Changes in Plan Equity
                          Year ended December 31, 1994
                                            Stanley                       Unallocated
                                             Stock           Loan           Stanley
                                             Fund            Fund         Stock Fund         Total
Investment income:
   Dividends                               $4,864,710                      $7,270,720     $12,135,430
   Interest                                    94,012        $386,968          49,083         530,063
                                            4,958,722         386,968       7,319,803      12,665,493
Net realized and unrealized
   depreciation in The Stanley
   Works Common Stock                     (32,663,095)                    (51,684,810)    (84,347,905)
Contributions:
   Employee                                13,509,551                                      13,509,551
   Employer                                 9,651,498                                       9,651,498
                                           23,161,049                                      23,161,049
Withdrawals:
   In cash                                (10,884,570)                                    (10,884,570)
   In The Stanley Works Common
      Stock                                (5,150,919)                                     (5,150,919)
                                          (16,035,489)                                    (16,035,489)
   Transfers from Savings Plan for
      Hourly Paid Employees of The
      Stanley Works - net                     914,625                                         914,625
   Merger of the Savings Plan for
      Hourly Paid Employees of
      The Stanley Works                    47,986,494       3,661,748         592,742      52,240,984
   Transfer from Monarch Mirror
      Door, Inc.                              324,081           6,824                         330,905
   Transfers to the Retirement Plan
      Salaried Employees of The
      Stanley Works                          (332,808)                                       (332,808)
Administrative expenses                      (111,805)                                       (111,805)
Plan forfeitures                             (150,082)                                       (150,082)
Interest expense                                                          (17,314,382)    (17,314,382)
Interfund transfers - net                  (4,912,769)       (691,952)      5,604,721               -
Net increase/(decrease)                    23,138,923       3,363,588     (55,481,926)    (28,979,415)
Plan equity at beginning of year          141,641,299       5,500,195      26,314,082     173,455,576
Plan equity at end of year               $164,780,222      $8,863,783    ($29,167,844)   $144,476,161



See accompanying notes.

                     The Stanley Works 401(k) Savings Plan

                 Statement of Income and Changes in Plan Equity
                          Year ended December 31, 1993
                                            Stanley                       Unallocated
                                             Stock           Loan           Stanley
                                             Fund            Fund         Stock Fund         Total
Investment income:
   Dividends                               $4,188,809                      $6,921,604     $11,110,413
   Interest                                    41,528        $384,173          33,853         459,554
                                            4,230,337         384,173       6,955,457      11,569,967
Net realized and unrealized
   appreciation in The Stanley
   Works Common Stock                       9,730,283                       6,717,900      16,448,183
Contributions:
   Employee                                11,294,400                                      11,294,400
   Employer                                 5,994,747                                       5,994,747
                                           17,289,147                                      17,289,147
Withdrawals:
   In cash                                 (9,034,982)                                     (9,034,982)
   In The Stanley Works Common
      Stock                                (3,581,491)                                     (3,581,491)
                                          (12,616,473)                                    (12,616,473)
   Transfers from Savings Plan for
      Hourly Paid Employees of The
      Stanley Works, net                      139,047                                         139,047
   Transfers to the Retirement Plan
      for Salaried Employees of The
      Stanley Works                          (284,789)                                       (284,789)
Administrative expenses                      (120,533)                                       (120,533)
Plan forfeitures                             (206,022)                                       (206,022)
Interest expense                                                          (16,502,001)    (16,502,001)
Interfund transfers - net                  (4,359,983)       (453,672)      4,813,655               0
Net increase/(decrease)                    13,801,014         (69,499)      1,985,011      15,716,526
Plan equity at beginning of year          127,840,285       5,569,694      24,329,071     157,739,050
Plan equity at end of year               $141,641,299      $5,500,195     $26,314,082    $173,455,576


See accompanying notes.

                    The Stanley Works 401(k) Savings Plan

                        Notes to Financial Statements

                              December 31, 1994


1. Description of the Plan

The Stanley Works 401(k) Savings Plan (the "Savings Plan"), formerly known as the Savings Plan for Salaried Employees of The Stanley Works (the "Salaried Plan"), operates as a leveraged employee stock ownership plan, is designed to comply with the Internal Revenue Code of 1986, as amended, and is subject to the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended. The Savings Plan is a defined contribution plan for eligible United States salaried and hourly paid employees of The Stanley Works (the "Company").

Effective October 1, 1994, the Savings Plan for Hourly Paid Employees of The Stanley Works (the "Hourly Plan") was merged into the Salaried Plan and renamed The Stanley Works 401(k) Savings Plan. The Savings Plan assumed all assets and obligations of the Hourly Plan. (See Note 6)

Each year, participants may contribute, through pre-tax payroll deductions, generally up to 12% of their compensation, as defined in the Savings Plan Agreement. Such contributions are matched by the Company in an amount equal to 50% of the participant's contribution up to a maximum of 3 1/2% of participant's compensation. Effective January 1, 1995 the Savings Plan was amended to allow participants to contribute up to 15% of their compensation, as defined.

Participant and Company contributions are invested in the Stanley Stock Fund with a guarantee, which, if necessary, is satisfied by the Retirement Plan for Salaried Employees of The Stanley Works or by the Pension Plan for Hourly Paid Employees of The Stanley Works, that the investment return on such stock acquired with employee contributions will not be less than an investment return based on two-year U.S. Treasury notes.

Employees are fully vested as to amounts in their savings accounts attributable to their own contributions and earnings thereon and amounts transferred from the other qualified plans on their behalf. All participants are vested in 100% of the value of the Company matching contributions made on their behalf after five years of service, with no vesting in the matching contributions during the first through fifth years of service.

                    The Stanley Works 401(k) Savings Plan

1. Description of the Plan (continued)

The assets of the Savings Plan are held in trust by an independent corporate trustee, State Street Bank and Trust Company (the "Trustee") pursuant to the terms of a written Trust Agreement between the Trustee and the Company.

Benefits generally are distributed upon termination of employment. Normally, a lump-sum distribution is made in cash or shares of the Company's Common Stock (hereinafter referred to as Common Stock, Stanley Stock, or shares), at the election of the participant, from the Stanley Stock Fund.

During active employment, subject to financial hardship rules, participants may withdraw, in cash only, all or a portion of vested amounts in their accounts.

Participants may borrow from their savings account up to an aggregate amount equal to the lesser of $50,000 or 50% of the value of their vested interest in such accounts with a minimum loan of $1,000. The $50,000 loan amount limitation is reduced by the participant's highest outstanding loan balance during the 12 months preceding the date the loan is made. Each loan is evidenced by a negotiable promissory note bearing a rate of interest equal to the prime rate as reported in The Wall Street Journal on the first business day of the month immediately preceding the calendar quarter during which the loan was made, which is payable, through payroll deductions, over a term of not more than five years. Participants are allowed ten years to repay the loan if the proceeds are used to purchase a principal residence. Only one loan per participant may be outstanding at any time.

If a loan is outstanding at the time a distribution becomes payable to a participant (or beneficiary), the distribution is made net of the loan outstanding, and the distribution shall fully discharge the Savings Plan with respect to the participant's account value attributable to the outstanding loan balance.

The Savings Plan borrowed $54,500,000 in 1989 from a group of financial institutions and $153,500,000 in 1991 from the Company (see Notes 3 and 4) to acquire 1,683,213 and 4,134,680 shares, respectively, of Common Stock from the Company's treasury and previously unissued shares. In addition, the former Hourly Plan borrowed $40,500,000 in 1989 and $26,500,000 in 1991 to acquire 1,250,831 and 713,804 shares, respectively. The shares purchased from the proceeds of the loans were placed in the Unallocated Stanley Stock Fund (the "Unallocated Fund").

                     The Stanley Works 401(k) Savings Plan

1. Description of the Plan (continued)

Under the 1989 loan agreement, the Company guaranteed the loan and is obligated to make annual contributions sufficient to enable the Plan to repay the loan plus interest.

The Unallocated Fund makes monthly transfers of shares, in accordance with The Savings Plan provisions, to the Stanley Stock Fund in return for proceeds equivalent to the average fair market value of the shares for the month subsequent to the last transfer. These proceeds, along with dividends received on allocated and unallocated shares and additional Company contributions, if necessary, are used to make monthly payments of principal and interest on the debt. As dividends on the allocated shares are applied to the payment of debt service, a number of shares having a fair market value at least equal to the amount of the dividends so applied are allocated to the savings accounts of participants who would otherwise have received cash dividends. The excess of unallocated dividends over the amount necessary for principal and interest along with forfeitures of nonvested employee accounts are used to reduce future Company matching contributions.

The fair market value of shares released from the Unallocated Fund pursuant to loan repayments made during any year may exceed the total of employee contributions and Company matching contributions for that year. If that occurs, all participants who made contributions at any time during that year and who are employed by the Company on the last day of that year receive, on a pro rata basis, such excess value as an additional allocation of Stanley Stock for that year.

Each participant is entitled to exercise voting rights attributable to the shares allocated to their account. The Trustee is not permitted to vote participant shares for which instructions have not been given by the participant. Shares in the Unallocated Fund are voted by the Trustee in the same proportion as allocated shares.

The Company reserves the right to terminate the Savings Plan at any time, subject to its provisions. Upon such termination of the Savings Plan, the interest of each participant in the trust fund will become vested and be distributed to such participant or his or her beneficiary at the time prescribed by the Savings Plan terms and the Internal Revenue Code.

                    The Stanley Works 401(k) Savings Plan

1. Description of the Plan (continued)

The Savings Plan sponsor has engaged William Mercer, Inc., to maintain separate accounts for each participant. Such accounts are credited with each participant's contributions, the allocated portion of the Company's matching contributions, related gains, losses and dividend income, and loan activity. William Mercer, Inc. replaced The Wyatt Company effective October 1, 1994.

There were 9,111 and 4,547 participants (8,508 and 4,002 of whom were active employees) in the plan as of December 31, 1994 and 1993, respectively, of whom 2,234 and 1,127, respectively, had loans outstanding.

At December 31, 1994 and 1993, benefits payable to terminated vested participants amounted to $2,008,532 and $1,402,969, respectively.

2. Significant Accounting Policies

   Investments

   The Savings Plan investments consist primarily of shares of Stanley Stock. Stanley Stock is traded on a national exchange and is valued at the last reported sales price on the last business day of the plan year. Short-term investments consist of short-term bank-administered trust funds which earn interest daily at rates approximating U.S. Government securities; cost approximates market value.

   Dividend Income

   Dividend income is accrued on the ex-dividend date.

   Gains or Losses on Sales of Investments

   Gains or losses realized on the sales of investments are determined based on average cost.

   Expenses

   Administrative expenses not paid by the Company are paid by the Savings Plan.

                     The Stanley Works 401(k) Savings Plan

2. Significant Accounting Policies (continued)

   Reclassifications

   Certain amounts in the 1993 financial statements have been reclassified to conform to the 1994 presentation.

3. Debt

Debt consisted of the following at December 31:

                                                       1994          1993
Notes payable in monthly installments to
   2001 with interest at 7.71%                    $ 74,777,497      $ 47,496,679
Notes payable to the Company in monthly
   installments to 2026 with interest at 8.3%      178,241,386       152,382,912

                                                  $253,018,883      $199,879,591

The  scheduled  maturities  of debt for the next five  years  are as  follows:
1995--$9,548,000; 1996--$9,496,000; 1997--$10,211,000;  1998--$11,067,000; and
1999--$11,994,000.

The notes payable to the Company are secured by shares held in the Unallocated Stock Fund. The number of shares held as security is reduced as shares are released to Stanley Stock Fund pursuant to principal and interest payments. During the year 117,219 shares were released and at December 31, 1994, 4,375,737 shares are pledged as security.

Payment of the Savings Plan's debt has been guaranteed by the Company. Should the principal and interest due exceed the dividends paid on shares in the Stanley Stock and Unallocated Stock Funds, and employee and Company matching contributions, the Company is responsible for funding such shortfall.

                    The Stanley Works 401(k) Savings Plan

4. Transactions with Parties-in-Interest

Fees paid during 1994 and 1993 for management and other services rendered by parties-in-interest were based on customary and reasonable rates for such services. The majority of such fees were paid by the Company. Fees incurred and paid by the Savings Plan during 1994 and 1993 were $110,855 and $120,533, respectively.

In 1991, the Savings Plan borrowed $153,500,000 from the Company, the proceeds of which were used to purchase 4,134,680 shares of stock from the Company. In addition, the former Hourly Plan borrowed $26,500,000 from the Company to purchase 713,804 shares. The Savings Plan made $15,263,135 of principal and interest payments related to such debt in 1994; at December 31, 1994, $178,241,386 was outstanding on such debt.


5. Income Tax Status

The Internal Revenue Service has ruled that the Savings Plan and the trust qualify under Sections 401(a) and 401(k) of the Internal Revenue Code (IRC) and are therefore not subject to tax under present income tax law. Once qualified, the Savings Plan is required to operate in accordance with the IRC to maintain its qualification. The Pension Committee is not aware of any course of action or series of events that have occurred that might adversely affect the Savings Plan's qualified status.


6. Plan Merger

Effective October 1, 1994, the Finance and Pension Committee of the Board of Directors of the Company adopted an amendment to merge the Savings Plan for Hourly Paid Employees of The Stanley Works into the Savings Plan for Salaried Employees of The Stanley Works to form a single leveraged employee stock ownership plan within the meaning of the Internal Revenue Code section 4975 (e)
(7) known as The Stanley Works 401(k) Savings Plan.

The Savings Plan assumed all assets and obligations of the Hourly Plan, and vesting rights of participants under the Hourly Plan were unaffected.

                     The Stanley Works 401(k) Savings Plan

                           Assets Held for Investment

                               December 31, 1994
                                        Description of Investment,
                                         Including Maturity Date,
   Identity of Issue, Borrower,          Rate of Interest, Par or                             Current
      Lessor or Similar Party                 Maturity Value                    Cost           Value
Common Stock:
   The Stanley Works*               10,677,301 shares of Common Stock        $345,196,473   $381,713,511

Trust Fund:
   State Street Bank and Trust      Short-Term Investment Fund-
     Company*                          United States Government
     (GSTIF)                           securities                               3,956,417      3,956,417

   State Street Bank and Trust      Short-Term Investment Fund-
     Company*                          Yield Plus Fund                            324,184        324,184

   State Street Bank and Trust
     Company*                       Short-Term Investment Fund-
     (STIF)                            Pooled Bank Fund                             3,350          3,350

Loans to participants               Promissory notes at prime rate
                                       with maturities of five years or
                                       ten years                                8,863,783      8,863,783
Total Investments                                                            $358,344,207   $394,861,245

* Indicates party-in-interest to the Plan.

                     The Stanley Works 401(k) Savings Plan

Transactions or Series of Transactions in Excess of 5% of the Current Value of Plan Assets

                          Year Ended December 31, 1994
                                                                                                           Current Value
                                                                                   Expenses                 of Asset on
Identity of               Purchase Description        Selling    Lease           Incurred with   Cost of    Transaction    Net Gain
   Party Involved              of Assets               Price     Price   Rental   Transaction     Asset       Date          (Loss)
Category (iii) - Series of transactions in excess of 5 percent of plan assets
State Street Bank    Short-Term Investment Fund-
   and Trust            United States Government
   Company*             Securities                                                             $24,937,573  $24,937,573

State Street Bank    Short-Term Investment Fund-
   and Trust            United States Government
   Company*             Securities                  $23,277,646                                 23,277,646   23,277,646

The Stanley Works*   132,262 shares of The Stanley
                        Works Common Stock                                                       4,383,422    4,383,422

The Stanley Works*   303,954 shares of The Stanley
                        Works Common Stock           10,872,958                                  8,105,318   10,872,958   $2,767,840

There were no category (i), (ii) or (iv) reportable transactions during 1994.

* Indicates party-in-interest to the Plan.